Exhibit 99.05

Pazoo, Inc. Partner MA & Associates, LLC Receives Exclusive License From a Highly Rated Technology Company for Medical Marijuana Testing Intellectual Property, Manuals and Procedures for Use in the State of Nevada

Whippany, N.J., April 1, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) partner MA & Associates, LLC has obtained an exclusive license for use of computer applications for scientific testing, procedures, know-how, protocols, trade names and other intellectual property used in connection with testing cannabis. This highly rated medical marijuana technology company requested their name currently not be used until after the licensing process is complete with the State of Nevada. (Please see, 8K filing on Monday March 31, 2014 for more details)

This license is exclusively provided to MA & Associates, LLC for the State of Nevada for a 20 year term until 2033. While other companies could potentially compete with MA & Associates, LLC to provide medical marijuana testing in the State, no other firm will be able to use any testing system in the State of Nevada that is considered close to the level of the one provided to MA & Associates, LLC.

CEO of MA & Associates, LLC., Antonio Del Hierro stated, “We find it extremely important to be as transparent as possible with all information relating to all business opportunities that Pazoo engages in with MA & Associates, LLC However, we must respect our third party partner’s wishes to keep certain information private at certain times. As soon as we are authorized to release the name of the technology partner that provided the license we will immediately allow Pazoo to provide such information.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: April 1, 2014